Exhibit 10.1

April 1, 2012

Joseph Cowan

5212 Legends Drive

Braselton, GA 30517

Dear Joe:

Online Resources Corporation (the “Company”) is pleased to offer you a special bonus arrangement as a retention incentive for you to maintain your employment in good standing with the Company through March 31, 2013 (your “Stay Date”). Under this arrangement, and subject to the further terms and conditions described below, if you are actively employed by the Company on your Stay Date, you will be entitled to a one-time payment from the Company equal to $343,333.00 (your “Retention Bonus”). Generally, your Retention Bonus will be paid to you in a single cash payment, less any applicable federal and state income and employment taxes required to be withheld, within 15 days after your Stay Date.

If you voluntarily terminate or resign your employment with the Company before your Stay Date (except to the extent set forth in the following sentence), you will not be entitled to payment of any portion of your Retention Bonus. If, however, you terminate or resign your employment with the Company for “Good Reason” (as defined below) before your Stay Date, you will be entitled to receive your Retention Bonus as of the time of your termination or resignation (payable in a single cash payment, less any applicable federal and state income and employment taxes required to be withheld, within 15 days after the effective date of your termination or resignation). For purposes of this agreement and your Retention Bonus, “Good Reason” shall mean, without your consent: (i) any changes in your duties and responsibilities which are materially inconsistent with your duties and responsibilities within the Company; (ii) any material reduction of your salary, aggregate incentive compensation opportunities (excluding any reduction in incentive compensation awards due to the economic performance of the Company) or aggregate benefits; (iii) any required relocation of your office beyond a 50 mile radius from the location of your office; or (iv) any failure by the Company to obtain the assumption of this Letter Agreement by a successor of the Company.

If your employment with the Company is terminated by the Company “for Cause” (as defined below) before your Stay Date, you will not be entitled to payment of any portion of your Retention Bonus. For purposes of this agreement and your Retention Bonus, your employment with the Company will be deemed and considered to have been terminated by the Company “for Cause” if the reason for such termination is: (i) your commission of any act of fraud or misappropriation intended to result in substantial personal enrichment at the expense of the Company; (ii) your repeated violations of your obligations to the Company which are demonstrably willful or deliberate, and which result in material harm or damage to the Company; or (iii) your breach of a published Company policy that, in the opinion of counsel to the Company, had a reasonable likelihood to expose the Company to material liability or material regulatory noncompliance.

In the event you have been place on a Performance Improvement Plan (“PIP”) that is in effect at the time of your Stay Date, or that you have successfully satisfied and cleared within 60 days before your Stay Date, you will only be entitled to receive your Retention Bonus if you remain employed by the Company in good standing on the date that is 60 days after you have successfully satisfied and cleared the PIP. In that case, payment of your Retention Bonus will made to you, less any applicable federal and state income and employment taxes required to be withheld, within 15 days after the date that is 60 days after you have successfully satisfied and cleared the PIP.

If, on the other hand, your employment with the Company is terminated by the Company other than for Cause (as defined above) before your Stay Date, you will be entitled to receive your Retention Bonus as of the time of your termination (payable in a single cash payment, less any applicable federal and state income and employment taxes required to be withheld, within 15 days after the effective date of your termination).

Nothing contained in this letter or in the offer to you of a Retention Bonus herein is intended to create an employment contract for any specific period of time. You should understand that you, like all employees of the Company, are employed “at will,” which means that you and the Company each have a right to terminate the employment relationship at any time for any reason, whether or not “for Cause” or otherwise. In addition, any determination of your entitlement to receive a Retention Bonus in accordance with the terms and conditions set forth in this letter—including (but not limited to) whether your employment terminated for Cause, whether you were subject to a PIP at any time, or whether you are in good standing with the Company—will be made by the Company in its sole discretion and will be binding upon you and the Company unless you can demonstrate, by clear and convincing evidence, that the Company acted in bad faith in making such determination.

Sincerely,

Sheri Mullin

Vice President, Human Resources

& Training

Accepted and Agreed By:

/s/ Joseph L. Cowan

Joseph L. Cowan

4-11, 2012

Date

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